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EXHIBIT 99
                              NEW SYSTEMS, INC.
                            5 Clancy Lane South
                       Rancho Mirage, California 92270

                           INFORMATION STATEMENT

     This Information statement ("Information Statement") is furnished to the shareholders of NEW SYSTEMS, INC. (the "Company"), in connection with the consent of its shareholders ("Shareholder Consent") to certain action. This Information Statement is first being mailed to shareholders on April 9, 1999.

     Pursuant to the Shareholder Consent of certain shareholders of the Company, who collectively represent in excess of fifty percent (50%) of the votes eligible to be cast, the following resolutions were approved and through actions of the Company's officers the relevant transactions were completed, (the "Closing Date") and the recapitalization and name change effective on March 2, 1999, (the "Effective Date"):

          1. The amendment to the Company's Certificate of Incorporation changing the name of the Company to New Systems, Inc. from "Municipal Systems, Inc."

          2. A recapitalization pursuant to which the issued and outstanding shares of the Company's common stock was reverse split, or consolidated, on a 1-for-250 basis so that shareholders will receive one (1) share of the Company's common stock for each two hundred fifty (250) shares now held.

          3. The election of Lloyd T. Rochford as director of the Company to serve in accordance with the provisions of the Company's Certificate of Incorporation and bylaws and until his successor is elected and qualified.

     Management solicited the Shareholder Consent from holders of record of the Company's 250,000,000 shares of common stock, $0.001 par value, outstanding as of February 23, 1999, (the "Record Date"). Each shareholder had the right to one vote for each share of the Company's common stock owned. There was no cumulative voting. Holders of 138,746,000 shares representing 55% of the 250,000,000 issued and outstanding shares of the Company's common stock approved the above resolutions.


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                               THE COMPANY

HISTORY

     New Systems, Inc. (the "Company") was incorporated under the laws of the State of Nevada on December 10, 1987, under the name of Municipal Systems, Inc., for the purpose of acquiring all of the issued and outstanding common stock of CSH Corporation, a Utah corporation (formerly, Computer Systems House Corporation and hereinafter referred to as "CSH"), from its stockholder. The Company was initially capitalized with $50,000 from its organizers. Subsequently, a public offering was undertaken by the Company for the purpose of raising sufficient capital to acquire the common stock of CSH and to raise operating capital for CSH. The Company filed a registration statement on Form S-18 with the Securities and Exchange Commission ("SEC") which became effective in September, 1988 (the "IPO" or "Offering"). The Company sold a total of 40,000 units, at a price of $7.50 per unit, each unit consisting of 300 shares of $0.001 par value, common stock; 900 Class A Warrants and 600 Class B Warrants. Each warrant of either class was exercisable for one share of common stock at a predetermined price; however, no warrants of either class were exercised prior to their expiration date and currently there are no Warrants issued and outstanding. Before deducting any underwriting commissions or other costs of the public offering, gross proceeds from the public offering amounted to $300,000.

     Upon completion of the Offering, in 1988, the Company completed its acquisition of all issued and outstanding stock of CSH for total consideration of $100,000. After the acquisition of the CSH stock, CSH was operated as a wholly owned subsidiary. CSH was primarily engaged in the developing, manufacturing and marketing of four specialized accounting software programs (the "CSH Software") principally for school district funding and secondary school activity funding. At the time of the Company's initial investment in CSH, the CSH Software was being sold in limited quantities while further development and program refinements were being undertaken. CSH's principal executive offices were located in Wilmington, Delaware, from where its marketing and sales efforts originated, with satellite offices in Provo, Utah, from where research, development and technical support activities were conducted. Several months after the Company's initial investment in CSH, the Delaware offices were closed and all of CSH's activities were conducted from the Provo, Utah, offices. Eventually, when projected revenue from the sale of the CSH Software failed to materialize, the principal business and technical support offices of CSH were relocated to the Company's offices in Salt Lake City, Utah.

     The CSH Software was targeted for sales to "secondary schools" within the numerous school districts across the United States. The Company had utilized $100,000 of the public offering proceeds to acquire CSH and an additional amount of approximately $150,000 had been expended through April, 1989, for marketing and further development of the CSH Software. By April of 1989 it became apparent that the CSH Software sales had not been profitable and the reality of obtaining additional funding was not likely unless the organizational structure of CSH was changed.

     In order to provide the possibility of such a change, the Company's stockholders voted on April 28, 1989, to adopt resolutions which had the following effect on the Company and its stockholders: 1] Certain stockholders of the Company contributed a total of 7,800,000 shares of the Company's common stock previously purchased by them, back to the Company for cancellation. In exchange, these stockholders received shares of CSH's common stock, which effectively reduced the Company's 100% ownership interest in CSH; 2] The Company's shares of common stock, representing its remaining ownership
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interest in shares of common stock was placed into escrow with the intent to distribute the CSH common stock to the Company's stockholders upon a registration statement relative to those shares of common stock being declared
effective by the SEC;   3]  The Company's Articles of Incorporation were
amended to increase the authorized number of shares of common stock to
250,000,000; and   4] The Company's former president during the Company's IPO,
Denny Nestripke, was retained as a consultant to the Company for the purpose of providing an office location for the Company and to assist the Company with respect to matters relating to its publicly held ownership. Before the actual reorganization of CSH could be accomplished, the Chief Executive Officer of CSH abruptly, and without prior notice, returned to Wilmington, Delaware, unwilling to continue any association with CSH. Additionally, the stockholder from whom the Company purchased CSH, and who subsequently provided the leadership and direction to further develop the CSH Software, resigned from CSH and relocated to the eastern part of the United States. The departure of these two individuals resulted in CSH remaining operational for only a short period of time before its business operations were discontinued and settlements with CSH's creditors were negotiated. By November of 1991, the distribution of the shares of CSH's common stock held in escrow for the Company's stockholders had not occurred and CSH had ceased operations. Even though CSH had not entered into any form of bankruptcy proceedings, on November 1, 1991, the Utah State Department of Commerce issued a Certificate of Involuntary Dissolution to CSH.

ACTIVITIES SUBSEQUENT TO CSH

     The Company did not engage in any business activities other than the operation of its subsidiary, CSH, from the time it acquired CSH through the end of 1991. Subsequent thereto several proposed reorganizations involving the Company were review by then existing management; however, it was determined that none of the proposals presented would provide a realistic opportunity for the Company to become a viable operating entity. By the end of 1991, the Company's common stock had ceased to actively trade on the over-the-counter market and the Company's board of directors, elected at the aforementioned April, 1989 meeting, didn't have any clear direction as to what business activities the Company should pursue. During this two year period, active participation from the elected directors diminished and they resigned from their positions as directors.

     By the end of 1991, Mr. Denny W. Nestripke, who originally organized the Company and was its president during the period of its IPO, was appointed its new director and president. As the sole officer and director of the Company, Mr. Nestripke acted for and on behalf of the Company in effecting the following: 1) shareholders who had contributed shares of common stock to the Company for shares of CSH had their shares returned to them to the extent that they acted in good faith; 2) any shares of CSH common stock issued for services, or for cash, were allowed to be exchanged for shares of the Company's common stock; 3) rather than receiving cash consideration for consulting services, as provided in the April 1989 meeting, Mr. Nestripke was issued shares of the Company's common stock; and 4) authorization was given to issue shares of the Company's common stock for the purpose of: a) paying any cost and expenses which the Company may incur in order to maintain its corporate existence; b) having sufficient capital for the Company to investigate possible reorganization; and c) to pay such fees and costs as Mr. Nestripke deemed appropriate.

     In December of 1997, due to health reasons, Mr. Nestripke brought another individual, Mr. Lloyd T. Rochford, into the leadership of the Company, effective upon Mr. Nestripke's resignation. Mr. Lloyd T. Rochford has now

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assumed the position of director of the Company and is the Company's chief executive and financial officer. In addition, the financial consulting firm of KM Financial, Inc. was retained, effective concurrent with Mr. Rochford's appointment.

     By consent resolution of a majority of the Company's stockholders, approval for the following action became effective March 2, 1999: a) Mr. Lloyd
T. Rochford was elected as a director of the Company; b) the Company's name was changed to New Systems, Inc. ("New Systems"); c) a reverse split of the Company's outstanding common stock on the basis of one share of New Systems to be issued for each 250 shares of the Company's common stock outstanding prior thereto.

CURRENT BUSINESS OF THE COMPANY

     The Company is currently not engaged in any business operation other than seeking to locate an existing business or business assets ("Target Corp.") with which the Company could enter into a merger or acquisition. There are no set guidelines on the type of Target Corp. Management will have broad discretion in seeking a Target Corp. and structuring a reorganization. At the present time the Company has not entered into any formal discussions with any corporation or individuals representing a corporation or other entity or assets.

     The utilization of an existing public corporation in a reorganization with an existing business operation or in conjunction with a business plan, is highly speculative. Furthermore, no assurance can be given that after a reorganization has taken place that the acquired entity will be able to maintain or achieve any earnings. There is also no assurance that the Company's securities will achieve acceptance by the investing public or supported in the marketplace by broker/dealers, investment advisors or others who can or could influence the price of the Company's securities in the marketplace.

     The Company intends to comply with the reporting requirements of the SEC and state securities regulators. Such compliance requires that its financial statements be audited by an independent certified public accounting firm and will also require that legal counsel review and assist in the compliance process of a public entity. This will require that the Company seek adequate financing for such purposes. The Company has no full time employees. Mr. Lloyd T. Rochford, chief executive officer, chief financial officer and director of the Company will devote such time to the Company as he deems necessary. Mr. Rochford received shares of the Company's common stock from the Company upon accepting an appointment to serve the Company in the positions mentioned. Subsequent to such appointment Mr. Rochford has not received any compensation and it is not intended that any compensation will be paid to Mr. Rochford at any future time.

Security Ownership of Certain Beneficial Owners

     The following table provides information relative to the Company's common stock held by any person or any group known to the Company to be the beneficial owner of more than five percent of the Company's issued and outstanding common stock as of March 10, 1999. This table has taken into account a reverse split of the Company's common stock which took effect on March 2, 1999. This reverse split in one share of New Systems, Inc. being issued for 250 shares of Municipal Systems, Inc.



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      Title of    Name and Address      Shares Beneficially    Percent of
       Class      of Beneficial Owner         Owned              Class
      --------   --------------------    ------------------    ----------
       Common     Lloyd T. Rochford             295,392           29.5 %
                  5 Clancy Lane South
                  Rancho Mirage, CA 92270

       Common     Stanley McCabe                 60,296 (1)        6.0 %
                  5922 South Atlanta Place
                  Tulsa, OK 74105

       Common     William Parsons               189,296 (2)       18.9 %
                  6350 E. Thomas Rd., # 240   ---------          -----
                  Scottsdale, AZ 85251

                           TOTAL                544,984           54.5 %
                                              =========          =====

(1) Includes shares owned by Stanton Oil & Gas Ltd. of which Mr. McCabe's wife is the sole stockholder.

(2) Includes shares registered in the name of K M Financial, Inc.; Mr. Parsons's wife; and shares held by Mr. Parsons as a custodian.


                                   ITEM 1

                AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                      CHANGE IN THE NAME OF THE COMPANY

General

     The Company amended its certificate of incorporation to change its name to New Systems, Inc. from Municipal Systems, Inc. The directors recommended and the shareholders approved the name change to reflective the Company's new role and to represent a separation from its prior business.


                                   ITEM 2

                               REVERSE SPLIT

     The board of directors adopted resolutions and a majority of the Company's shareholders approved such resolutions providing for a recapitalization (the "Recapitalization") pursuant to which the issued and outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), were reversed split, or consolidated, on a 1-for-250 basis, so that shareholders will own one share of common stock (hereinafter the "Consolidated Common Stock") for each 250 shares of Common Stock now held by the shareholder. No fractional shares will be issued in connection with such recapitalization and any fractional shares will be rounded down to the nearest whole number. Under the Recapitalization the 250,000,000 issued and outstanding shares of Common Stock were reversed to 1,000,002 shares of Common Stock.

Reasons for the Plan of Recapitalization

     Management believes that the Company needed to reduce its large number of shares of outstanding stock in order to be better able to pursue new business opportunities which pursuit is especially important now that the Company no

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longer has any operations.  The reduction in shares will hopefully provide the
Company the flexibility to structure potential business opportunities by the issuance of shares or bring in new investors by the sale of shares.
Management feels this flexibility will provide the catalyst with which to infuse new business opportunities and capital into the Company that may improve the future value of the Consolidated Common Stock. It is management's belief that by reducing the outstanding shares, a private company would be more interested in merging with the Company providing value to the shares of Common Stock held by shareholders whom currently have little or no recognizable value. The reduction in outstanding shares of Common Stock will also assist any new company merging with the Company in establishing a trading market, and in raising further capital. The reduction may also facilitate the Company's ability to become listed on a recognized exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Management believes it is important for the Company's stock to be listed on a recognized exchange or NASDAQ to provide more liquidity to shareholders and to facilitate the raising of capital. Management feels there are more investors willing to buy the stock of a company listed on a recognized exchange or NASDAQ than would buy the stock of a company which is traded in the over the counter markets due to the recognition and exposure a recognized exchange or NASDAQ provide. Additionally, management believes there are more broker dealers willing to provide assistance in raising capital to companies that are on a recognized exchange or NASDAQ.

     The rights of existing shareholders will not be altered and no shareholder will be eliminated as a result of the reverse split. It is possible, however, that shareholders holding less than 100 shares (otherwise known as "Odd Lots") of the Common Stock may have difficulty in disposing of their shares in that the commissions charged to sell such shares may exceed the value of the shares.

Certificate Transfer

     In order to effectuate the reverse split, each shareholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the reverse split), to the Company's transfer agent, Cottonwood Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107 and be issued in exchange therefor, one new certificates representing one (1) share for each two hundred fifty (250) shares reflected in the old certificates, rounded down to the nearest whole share. All exchange request must be accompanies by a check payable to Colonial Stock Transfer Company in the amount of $15 per certificate to be issued. Any share total less than one (1) will be rounded up to one (1). To eliminate confusion in the transactions of the Common Stock, management urges shareholders to exchange their existing certificates for certificates of the Consolidated Common Stock which also reflects the Company's new name; however, shareholders are not required to do so.


                                  ITEM 3

                          ELECTION OF DIRECTORS

     Pursuant to the consent of shareholders, Lloyd T. Rochford was elected as a director of the Company. Mr. Rochford was also appointed president, secretary and treasure of the Company by Denny Nestripke the Company's former sole director. Mr. Rochford will serve as a director of the Company for a term of one year or until a successor is duly qualified and elected.


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     Mr. Rochford currently serves as a director of Elligent Consulting Group,
Inc., a position which he has held since 1997. In addition to the foregoing, from its inception to June, 1997, Mr. Rochford also served as a director of Magnum Hunter Resources, Inc., a natural resource corporation listed on the American Stock Exchange. In addition to serving in the capacities mentioned, Mr. Rochford is an independent financial consultant and administers his own investment portfolio, comprised of investments in securities, real estate and natural resource properties.


                            NEW SYSTEMS, INC.

                            By: /s/ Lloyd T. Rochford, President and Director